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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in the Prospectus constituting part of this registration statement on Form S-4 of our report dated April 12, 1995 except for Note J for which date is May 25, 1995 included in the Company's Current Report on Form 8-K dated October 4, 1996 relating to the financial statements of Ashlawn Energy, Inc. for the years ended December 31, 1994 and 1993 and each of the two years in the period ended December 31, 1994 and for the period from inception (January 8, 1992) to December 31, 1992. We also consent to the reference to us under the headings "Experts" in such Prospectus.


LaPorte, Sehrt, Romig and Hand
A Professional Accounting Corporation
Metairie, Louisiana

April 9, 1997